Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2014, with respect to our audit of the financial statements of Levy Acquisition Corp. (a corporation in the development stage) as of December 31, 2013, and for the period from August 2, 2013 (inception) to December 31, 2013, which report appears in the Annual Report on Form 10-K, which is included in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement.

/s/ Rothstein Kass

Roseland, New Jersey

July 1, 2015